Exhibit 19.1

Legal Policy

Insider Trading and
Confidentiality

Policy: LEG-011	Page 1 of 8
Original Issue Date: November 27, 2002	Rev. Date: October 24, 2024 Rev. Letter: I
_____________________________________________________________________________________________

1.0Purpose / Scope
It is the policy of BorgWarner Inc. (“Company”) that the Company and each Director of the Company and each Employee of the Company and its subsidiaries comply with all federal and state securities laws and regulations applicable to the purchase and sale of the Company’s securities.

2.0Applicability
Directors and Employees of the Company and its subsidiaries as well as the Company. The Insider Trading and Confidentiality Policy (the “Insider Trading Policy”) will be disseminated annually to all applicable Employees (including non-employee Directors).

3.0Restrictions
3.1No Director or Employee shall purchase, sell, gift or otherwise transfer stock, bonds, options, derivative instruments or other securities of the Company (“BorgWarner Securities”), or direct others to purchase, sell, gift or otherwise transfer BorgWarner Securities, if the person is in possession of material information that has not been publicly disclosed. Further, the Company shall not purchase, sell, gift or otherwise transfer BorgWarner Securities if the Company is in possession of material information that has not been disclosed either publicly or to the other party.
“Material information” has no precise definition; for purposes of this policy, a broad view of the term should be taken. Generally, “material information” includes any information, positive or negative, that a reasonable person would consider important in determining whether to buy or sell BorgWarner Securities. Examples include potential business acquisitions or sales of substantial assets; changes in dividend policy or rates; major new products, discoveries or services; significant new contracts or loss of business; significant shifts in operating or financial circumstances, such as changes in debt ratings, changes in earnings or earnings estimates, major write-offs and liquidity problems; significant litigation or investigations by governmental bodies; extraordinary management developments; and the possibility of a public offering of BorgWarner Securities.

Information is publicly disclosed if it is contained in a filing with the Securities and Exchange Commission (“SEC”), has been published in broad-based media or has been the subject of a press release and the public has had sufficient time to absorb it. As a general rule, it would be appropriate to refrain from trading for at least two full trading days after the initial release of information to the public.

3.2No Director or Employee, while in possession of material, non-public information regarding another corporation arising from the Company's plans, intentions or actions regarding that corporation, acquired in the course of the Company’s business with the other corporation where the Company has a duty of confidentiality to the other person or based on material, non-public information regarding the Company, shall purchase, sell, gift or otherwise transfer,

Exhibit 19.1

Legal Policy

Insider Trading and
Confidentiality

Policy: LEG-011	Page 1 of 8
Original Issue Date: November 27, 2002	Rev. Date: October 24, 2024 Rev. Letter: I
_____________________________________________________________________________________________

or direct others to purchase, sell, gift or otherwise transfer, the securities of that other corporation.

3.3Directors and Employees shall not engage in any transaction involving a publicly traded put, call or other option on BorgWarner Securities. Directors and Employees shall not sell any BorgWarner Securities he/she does not own; i.e., he/she may not “sell short.”
3.4Directors and Employees may not enter into “derivative” transactions including exchange- traded put or call options. Directors and Employees may not engage in hedging or monetization transactions such as collars or forward sale contracts.
3.5Directors and Section 16 Officers (designated by the Board of Directors) may not enter into any transactions that result in pledging or using BorgWarner Securities as collateral to secure personal loans or other obligations. BorgWarner Securities may not be held in margin accounts by them.

Any exceptions to the anti-pledging policy will be considered only for extraordinary reasons. Requests for exceptions will be considered by the General Counsel in consultation with the Chairperson of the Compensation Committee of the Board of Directors.

3.6No Director, Section 16 Officer, their direct reports, the administrative assistants of all of them, or other person notified in writing by the Company (“Covered Persons”) shall purchase, sell, gift or otherwise transfer BorgWarner Securities during a no-trade period (“Blackout Period”). Blackout Periods will begin no later than the fifteenth (15th) day before the end of each quarter and continue two trading days after the Company’s earnings for that quarter are publicly released. If earnings are released before the New York Stock Exchange opens, the day of release is the first day “after” release.    The Company, as determined and announced to relevant persons by its General Counsel, may also impose special Blackout Periods during which Covered Persons will be prohibited from purchasing, selling, gifting or otherwise transferring BorgWarner Securities. Covered Persons who are notified by the General Counsel should not disclose to others the fact of such suspension of trading. The purchase of BorgWarner Securities by way of an exercise of an option granted under the Company’s Option Plans is permitted during a Blackout Period, but the sale or simultaneous purchase and sale of such BorgWarner Securities is prohibited.

3.7Covered Persons must seek prior clearance from the General Counsel’s Office before any purchase, sale or gift of BorgWarner Securities. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable federal or state securities laws and regulations.

3.8Any actions in violation of this policy may be grounds for appropriate disciplinary action, including termination of employment, and may expose the Director or Employee to civil and criminal liability.

Exhibit 19.1

Legal Policy

Insider Trading and
Confidentiality

Policy: LEG-011	Page 1 of 8
Original Issue Date: November 27, 2002	Rev. Date: October 24, 2024 Rev. Letter: I
_____________________________________________________________________________________________

4.0Additional Restrictions and Reporting Requirements for Directors and Section 16 Officers of the Company
4.1Any advice provided by the General Counsel’s Office regarding a proposed purchase, sale, gift or other transfer of BorgWarner Securities will relate solely to pre-clearance and will not constitute legal advice or advice regarding the investment or tax aspects of any transaction.
4.2Section 16 of the Securities Exchange Act of 1934 imposes certain reporting obligations on the Company’s Directors and Section 16 Officers and provides for strict liability to the Company on the part of Directors and Section 16 Officers for all profits resulting from any purchase and sale, or sale and purchase, of BorgWarner Securities within a six-month period by such persons. For Section 16(b) purposes, profit is determined by matching the lowest purchase price and the highest selling price within six months.

4.3Section 16 requires Directors and Section 16 Officers to file certain reports regarding their ownership of BorgWarner Securities with the SEC, the New York Stock Exchange and the Company. These reports include: (i) within 10 days of election or appointment, a Form 3 stating the Insider’s beneficial ownership of BorgWarner Securities; (ii) within 2 business days after there has been a change in his or her beneficial ownership, an insider must file a Form 4 unless the transaction qualifies for deferred reporting by Form 5; and (iii) within 45 days after the close of the Company’s fiscal year, an insider must file a Form 5 to cover any transactions in BorgWarner Securities which were eligible for deferred reporting (and not earlier reported on Form 4) and transactions that should have been reported but were not reported on Form 4. The Company must report late and missed filings in its annual proxy statement.

4.4The General Counsel’s Office will file the proper report on behalf of insiders who obtain preclearance of transactions in BorgWarner Securities and who subsequently notify the General Counsel’s Office of the completion of the transaction. Form 4 reports will be posted on the Company’s website by the end of the business day following the Form 4 filing as required by Section 403 of the Sarbanes-Oxley Act of 2002.

5.0Confidentiality and Providing Information
5.1Directors and Employees shall take appropriate measures to restrict access to, and disclosure of material non-public information. In the event a Director or Employee becomes aware of possible insider trading violations by persons under their control, he or she shall contact the General Counsel immediately.

5.2Consistent with the foregoing, Directors and Employees must not discuss internal matters or developments with anyone outside of the Company (including family members), except as required in the performance of his or her regular duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Unless an individual is expressly authorized to respond to inquiries of this nature, such inquiries should be referred to the

Exhibit 19.1

Legal Policy

Insider Trading and
Confidentiality

Policy: LEG-011	Page 1 of 8
Original Issue Date: November 27, 2002	Rev. Date: October 24, 2024 Rev. Letter: I
_____________________________________________________________________________________________

Company’s General Counsel or the Company’s Vice President Investor Relations/Communications.

5.3Upon request, a Director or Employee must report to the Company’s General Counsel all of his or her transactions in BorgWarner Securities and certify that all such transactions have been conducted in compliance with the provisions of this policy.

6.0Pre-Approved Trading Plans
6.1Notwithstanding anything contained in this policy to the contrary, Directors and Section 16 Officers may trade BorgWarner Securities under a pre-arranged written trading plan that meets the requirements of Rule 10b5-1(c) of the Securities Exchange Act of 1934. Generally, Directors and Section 16 Officers may not have more than one Rule 10b5-1 plan in place at the same time.

6.2Prior to establishing or modifying a trading plan intended to comply with Rule 10b5-1(c), Directors and Section 16 Officers must submit a copy of such plan or modification to the General Counsel’s Office for review and approval. Directors and Section 16 Officers adopting, modifying or terminating a Rule 10b5-1 trading plan must provide notice to the General Counsel’s Office within two days of such adoption, modification or termination.

6.3The Company will adopt separate guidelines governing 10b5-1 plan administration which shall include, but not be limited to, requirements that any proposed Rule 10b5-1 plan or any amendments made to an approved Rule 10b5-1 plan be: (i) approved by the General Counsel at least ninety (90) days in advance of any trades thereunder; and (ii) submitted to the Chief Compliance Officer (the “CCO”) for review when no blackout period is in effect.

6.4Compliance of a trading plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to a trading plan are the sole responsibility of the Director or Section 16 Officer initiating the trading plan. Notwithstanding any review of a trading plan pursuant to this Section 6.0, none of the Company, the General Counsel, the CCO or the Company’s other employees assumes any liability for the legality or consequences of such trading plan to the person adopting such trading plan.

Exhibit 19.1

Legal Policy

Insider Trading and
Confidentiality

Policy: LEG-011	Page 1 of 8
Original Issue Date: November 27, 2002	Rev. Date: October 24, 2024 Rev. Letter: I
_____________________________________________________________________________________________

7.0Interpretation

Any questions regarding the interpretation, scope and application of the policy set forth herein shall be reviewed with the General Counsel’s Office.

8.0Miscellaneous
8.1The CCO in conjunction with the General Counsel, will conduct a periodic review as necessary to ensure that the Insider Trading Policy is amended as necessary to remain up- to-date with insider trading laws and regulations.

8.2The CCO shall maintain a record of all complaints, including, but not limited to: (i) substance of complaint; (ii) date of receipt of the complaint; (iii) actions taken to investigate the complaint and the dates on which such actions were taken; (iv) recommendations made in response to the complaint and the date such recommendations were made; and (v) outcome of the investigation into the complaint and the date such determination was made (collectively, the “CCO’s Log”). Copies of complaints and the CCO’s Log will be maintained for seven (7) years from the date made.
8.3The Company will not take any inappropriate retaliatory action against any BorgWarner employee with respect to good faith reporting of complaints relating to or arising out of the Policy.
8.4The Insider Trading Policy shall continue to be published on the Investor Relations section of the Company’s website, and the Company will publish the most recent Insider Trading Policy within a reasonable time after any changes are adopted.

Exhibit 19.1

Legal Policy

Insider Trading and
Confidentiality

Policy: LEG-011	Page 1 of 8
Original Issue Date: November 27, 2002	Rev. Date: October 24, 2024 Rev. Letter: I
_____________________________________________________________________________________________

APPROVALS

Policy Committee
________________________
Corporate
REVISION HISTORY

Rev.	Date	Description
A	3/02/06	Restrictions clarified and policy updated
B	12/7/06	Restrictions clarified and policy updated
C	11/21/14	Pledging and hedging prohibitions added. FAQs added
D	09/14/17	Title revisions
E	9/29/20	Restrictions clarified and policy updated
F	11/10/20	Increased time for market absorption of information from 1 to 2 full days
G	03/26/21	Clarifies expectation that all people subject to trading blackout provisions must seek pre-clearance for any trade.
H	10/20/22	Incorporates changes agreed to in final agreement.
I	10/24/24	Added special blackout period language; revised to reflect regulatory guidance/amendments.
Following are frequently asked questions and answers that may help you understand the provisions of the policy.

Insider Trading and Confidentiality Policy

FREQUENTLY ASKED QUESTIONS (FAQ)
This document is a summary of some provisions of the Insider Trading and Confidentiality Policy with explanations in question and answer form. Be sure to read the Policy in its entirety because the full Policy governs these matters.

Does the Insider Trading Policy apply to all Employees?
Generally, yes. No person is allowed to purchase, sell, gift or otherwise transfer securities of a company when that person has material non-public information about the company. Any employee and even non-employees may possess material non-public information about a company. No one is allowed to trade based on material non-public information. Some sections of the Policy specify that those sections apply only to Directors and Section 16 Officers.

Who are Section 16 Officers?

For purposes of the Insider Trading Policy, Section 16 Officers are designated annually by the BorgWarner Inc. Board of Directors for SEC Section 16 filing purposes. Generally, they are the CEO; CFO; Chief Administrative Officer & General Counsel (or equivalent title); Controller; Treasurer; Chief Human Resources Officer; and Presidents of the businesses.
Why does the Company prohibit some kinds of transactions?

There is a heightened legal risk or the appearance of improper or inappropriate conduct if Directors or Employees engage in certain types of transactions even if they do not possess material non-public information.
Why are short sales prohibited?

Short sales (sale of a security the seller does not own) may reflect an expectation on the part of the seller that the securities will decline in value and therefore could signal to the market that the seller lacks confidence in the Company’s prospects. Section 16(c) of the Exchange Act of 1934 prohibits Directors and Section 16 Officers from engaging in short sales.

What are hedging transactions?
Hedging or monetizing transactions can be accomplished through several possible mechanisms including the use of financial instruments as prepaid variable forwards, equity swaps, collars and exchange funds. Hedging transactions permit one to own securities of the Company without the full risks and rewards of ownership, resulting in differences between your objectives and the objectives of other holders of the Company’s stock. For that reason, Directors and Employees are prohibited from hedging transactions involving BorgWarner Securities.

Why are pledging and holding of BorgWarner Securities in margin accounts prohibited?

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the client’s consent if the client fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because margin sales or foreclosure sales may occur at a time when the pledger is aware of material non-public information or otherwise is not permitted to trade in BorgWarner Securities, you are prohibited from holding BorgWarner Securities in a margin account or otherwise pledging them as collateral for a loan. In addition, the Company is required to identify BorgWarner Securities that have been pledged by Directors and Section 16 Officers in the Company’s annual proxy statement.
What information will I have to provide when seeking pre-clearance to trade in BorgWarner Securities?

Be prepared to describe any non-public information about the Company you may have that may be material and indicate whether you have entered into any other transactions in BorgWarner Securities recently. Be prepared to indicate the approximate number of shares you plan to trade and the proposed trading date. Be prepared to comply with SEC Rule 144 and file the Form 144 at the time of any sale with the assistance of your broker. That filing must be electronic, so please confirm that your broker can file the form electronically.
How can I prepare to comply with SEC Rule 144?

A knowledgeable broker can assist you with the paperwork required by Rule 144, including the filing of a Form 144 with the SEC prior to or concurrently with your trade. That filing must be electronic, so please confirm that your broker can file the form electronically.
Do 10b5-1 trading Plans prevent allegations of insider trading?

Exchange Act Rule 10b5-1 provides a defense from insider trading liability under U.S. federal securities laws. To be eligible to rely on the defense, a trading plan must meet the requirements of the Rule.
Generally, the trading plan must be entered into at a time when the person entering into the plan does not have material non-public information and that is outside of a blackout period. Further, the formula, trading dates and other details established by the plan must be left to function without further influence by the person entering into the plan. The plan itself must be approved by the General Counsel’s office before it is established. Directors and Section 16 Officers must represent in any plan that they are not aware of any material non-public information about the Company or its securities and that they are adopting the plan in good faith and not as a scheme to evade prohibitions of Rule 10b-5. Furthermore, for Directors and Section 16 Officers, trading under a plan cannot occur until the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or 10-K. For persons other than Directors or Section 16 Officers, this period is 30 days from the adoption of the plan. You may not have more than one active 10b5-1 plan in place at the same time.